Exhibit 10.7
Director Compensation

Effective January 1, 2014, non-employee director compensation is as follows:

		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual retainer	$58,500
Restricted stock (value), one year vesting	$157,500
Committee chair annual retainer		$25,000	$15,000	$15,000
Committee chair restricted stock (value)		$25,000	$15,000	$15,000
Committee member annual retainer		$10,000	$5,000	$5,000
Meeting fee	$1,500	$1,500	$1,500	$1,500